      As filed with the Securities and Exchange Commission on July 16, 1998
                                                      Registration No. _________
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                              -------------------

                                    FORM S-8
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                              -------------------

                               SCPIE HOLDINGS INC.
             (Exact name of registrant as specified in its charter)

                DELAWARE                               95-4557980
      (State or other jurisdiction                  (I.R.S. Employer
    of incorporation or organization)              Identification No.)

                              -------------------

                            9441 W. OLYMPIC BOULEVARD
                         BEVERLY HILLS, CALIFORNIA 90212
                                 (310) 551-5900
                    (Address of principal executive offices,
                   including zip code, and telephone number)

            THE 1997 EQUITY PARTICIPATION PLAN OF SCPIE HOLDINGS INC.

                            (Full title of the plans)

                              -------------------

                                                       Copies to:
              DONALD J. ZUK                      DONALD P. NEWELL, ESQ.
              PRESIDENT AND                         LATHAM & WATKINS
         CHIEF EXECUTIVE OFFICER                     701 "B" STREET
           SCPIE HOLDINGS INC.                 SAN DIEGO, CALIFORNIA 92101
        9441 W. OLYMPIC BOULEVARD                    (619) 236-1234
    BEVERLY  HILLS, CALIFORNIA 90212
             (310) 551-5900
   (Name, address, including zip code,
     and telephone number, including
    area code, of agent for service)

                         CALCULATION OF REGISTRATION FEE

======================================================================================================================
                                            Amount           Proposed Maximum     Proposed Maximum          Amount of
      Title of Securities                    to be            Offering Price     Aggregate Offering       Registration
       to be Registered                   Registered             Per Share              Price                  Fee
----------------------------------------------------------------------------------------------------------------------
Common Stock, $.0001 par value           1,250,000 (1)               (2)          $42,819,013.70           $12,631.61
======================================================================================================================

(1) A maximum of 1,250,000 shares of common stock were reserved for issuance under The 1997 Equity Participation Plan of SCPIE Holdings Inc. (the "Plan"). All shares reserved for issuance under the Plan are being registered hereunder.

(2) This estimate is made pursuant to Rule 457(h) solely for purposes of calculating the registration fee, and is determined according to the following offering price information: (i) under the Plan 55,000 shares of common stock are subject to outstanding options with an exercise price of $36.50 per share, 201,790 shares of common stock are subject to outstanding options with an exercise price of $29.1875 per share, and the remaining 993,210 shares of common stock are reserved for issuance upon exercise of options to be granted in the future. Pursuant to Rule 457(h), for all shares of common stock being registered hereunder with an exercise price which cannot be presently determined (993,210 shares of common stock under the Plan), the Proposed Maximum Offering Price Per Share is $35.16 per share of common stock, which is based on the average of the high and low prices for the Company's common stock as reported on the New York Stock Exchange on July 14, 1998.

================================================================================

                                     PART I

ITEM 1. PLAN INFORMATION.

        Not required to be filed with this Registration Statement.

ITEM 2. REGISTRANT INFORMATION AND EMPLOYEE PLAN ANNUAL INFORMATION.

        Not required to be filed with this Registration Statement.

                                     PART II

ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE.

        The following documents filed with the Securities and Exchange Commission (the "Commission") by SCPIE Holdings Inc., a Delaware corporation (the "Company"), are hereby incorporated by reference in this Registration
Statement:

        (a) The Annual Report on Form 10-K filed pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act") on March 31, 1998, as amended by Amendment No. 1 to Form 10-K filed on May 15, 1998 (the "Annual Report on Form 10-K");

        (b) All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the effective date of the Annual Report on Form 10-K; and

        (c) The description of the Company's common stock, par value $.0001 per share (the "Common Stock"), contained in the Registration Statement on Form 8-A, filed with the Commission on November 13, 1996, and any amendments or updates thereto.

        All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date this Registration Statement is filed with the Commission and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be a part of it from the respective dates of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 4. DESCRIPTION OF SECURITIES.

        Not applicable.

ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL.

        The Company has employed in the past, and intends to employ in the future, the law firm of Latham & Watkins, to perform legal services. Donald P. Newell, a director of the Company, is a partner of Latham & Watkins.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

        Article Seventh of the Amended and Restated Certificate of Incorporation of the Company (the "Company Certificate") and Article V and VI of the Amended and Restated Bylaws of the Company (the "Company Bylaws," with Article Seventh of the Company Certificate and Article V and VI of the Company Bylaws hereinafter referred to as the "Director Liability and Indemnification Provisions") limit the personal liability of the Company's directors to the Company or its stockholders for monetary damages for breach of fiduciary duty.

        The Director Liability and Indemnification Provisions define and clarify the rights of certain individuals, including the Company's directors and officers, to indemnification by the Company in the event of personal liability or expenses incurred by them as a result of certain litigation against them. Such provisions are consistent with Section 102(b)(7) of the General Corporation Law of the State of Delaware (the "DGCL"), which is designed, among other things, to encourage qualified individuals to serve as directors of Delaware corporations by permitting Delaware corporations to include in their articles or certificates of incorporation a provision limiting or eliminating directors' liability for monetary damages and with other existing DGCL provisions permitting indemnification of certain individuals, including directors and officers. The limitations of liability in the Director Liability and Indemnification Provisions may not affect claims arising under the federal securities laws.

        In performing their duties, directors of a Delaware corporation are obligated as fiduciaries to exercise their business judgment and act in what they reasonably determine in good faith, after appropriate consideration, to be the best interests of the corporation and its stockholders. Decisions made on that basis are protected by the "business judgment rule." The business judgment rule is designed to protect directors from personal liability to the corporation or its stockholders when business decisions are subsequently challenged. However, the expense of defending lawsuits, the frequency with which unwarranted litigation is brought against directors and the inevitable uncertainties with respect to the outcome of applying the business judgment rule to particular facts and circumstances mean that, as a practical matter, directors and officers of a corporation rely on indemnity from, and insurance procured by, the corporation they serve as a financial backstop in the event of such expenses or unforeseen liability. The Delaware legislature has recognized that adequate insurance and indemnity provisions are often a condition of an individual's willingness to serve as director of a Delaware corporation. The DGCL has for some time specifically permitted corporations to provide indemnity and procure insurance for its directors and officers.

        Set forth below is a description of the Director Liability and Indemnification Provisions. Such description is intended as a summary only and is qualified in its entirety by reference to the Company Certificate and the Company Bylaws.

        Elimination of Liability in Certain Circumstances. Article Seventh of the Company Certificate provides that a director is not liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability is not permitted under the General Corporation Law of the State of Delaware. Article Seventh further provides that any repeal or modification of said Article Seventh shall not adversely affect any right or protection of a director existing under Article Seventh with respect to any act or omission occurring prior to such repeal or modification.

        Indemnification and Insurance. Article V and VI of the Company Bylaws provides that every person who was or is a party or is or was threatened to be made a party to any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a director or officer or employee or agent of the Company or, while a director or officer or employee or agent of the Company, is or was serving at the request of the Company as a director or officer or employee or agent or trustee of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, will be indemnified by the Company against expenses (including counsel fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him/her in connection with such action, suit or proceeding to the full extent permitted by applicable law. The Company is required to indemnify a person in connection with a proceeding (or part thereof) initiated by such person only if the proceeding (or part thereof) was authorized by the Board of Directors of the Company. Article V also provides that the right of indemnification shall not be deemed exclusive of any other rights to which such director or officer may be entitled under the Bylaws or any agreement, vote of stockholders, or otherwise.

        The Company has obtained policies of insurance under which its directors and officers are insured against certain expenses in connection with the defense of, and certain liabilities which might be imposed as a result of, actions, suits or proceedings to which they are parties by reason of being or having been such directors or officers.

        In addition to the Director Liability and Indemnification Provisions, an indemnification agreement ("Indemnification Agreement") has been executed between the Company and each of the Company's directors. The following description of the Indemnification Agreement is intended as a summary only and is qualified in its entirety by reference to a form of this agreement filed as an exhibit to the Company's Amendment No. 1 to Registration Statement on Form S-4, filed with the Commission on August 8, 1996.

        The Indemnification Agreement provides that the Company will indemnify the indemnitee director, his executors, administrators or assigns for any expenses including, without limitation, damages, judgements, fines, penalties, settlements and costs, attorneys' fees and disbursements and costs of attachment or similar bonds, investigations, and any expenses of establishing a right to indemnification under the Indemnification Agreement, which the indemnitee director is or becomes legally obligated to pay in connection with any threatened, pending or completed claim, action, suit or proceeding, by reason of the fact that he is or was a director or officer of the Company or, while a director or officer of the Company, is or was serving at the request of the Company as a director or officer of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise. The Indemnification Agreement does not diminish or restrict any right to indemnification under the Director Liability and Indemnification Provisions or under law.

ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED.

        Not applicable.

ITEM 8. EXHIBITS.

        See Exhibit Index on page 9 hereof.

ITEM 9. UNDERTAKINGS.

        (a) The undersigned Company hereby undertakes:

               (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement;

                      (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act");

                      (ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement;

                      (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that the undertakings set forth in paragraphs (a)(1)(i) and
(a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Company pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

               (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

               (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        (b) The undersigned Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

        Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Beverly Hills, State of California, on July 15, 1998.

                                    SCPIE Holdings Inc.

                                    By: /s/ DONALD J. ZUK
                                        ---------------------------------------
                                        Donald J. Zuk
                                        President and Chief Executive Officer

                                POWER OF ATTORNEY

        Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated. Each person whose signature appears below authorizes Donald J. Zuk and Patrick T. Lo, and either of them, with full power of substitution and resubstitution, his/her true and lawful attorneys-in-fact, for him/her in any and all capacities, to sign any amendments (including post-effective amendments) to this Registration Statement and to file the same, with exhibits thereto, and other documents in connection therewith, with the Commission.

Signature                              Title
---------                              -----
/s/ DONALD J. ZUK                      President and Chief Executive       July 15, 1998
-----------------------------------    Officer, Director
Donald J. Zuk

/s/ PATRICK T. LO                      Vice President, Chief Financial     July 15, 1998
-----------------------------------    Officer and Asst. Treas.
Patrick T. Lo

/s/ PATRICK S. GRANT                   Senior Vice President, Asst.        July 15, 1998
-----------------------------------    Secretary and Asst. Treasurer
Patrick S. Grant

/s/ JOSEPH P. HENKES                   Senior Vice President and           July 15, 1998
-----------------------------------    Secretary
Joseph P. Henkes

/s/ MITCHELL S. KARLAN                 Chairman, Director                  June 26, 1998
-----------------------------------
Mitchell S. Karlan, M.D.

/s/ JACK E. MCCLEARY                   Treasurer, Director                 July 15, 1998
-----------------------------------
Jack E. McCleary, M.D.

/s/ WENDELL L. MOSELEY                 Director                            July 15, 1998
-----------------------------------
Wendell L. Moseley, M.D.

/s/ ALLAN K. BRINEY                    Director                            July 15, 1998
-----------------------------------
Allan K. Briney, M.D.

/s/ CHARLES B. MCELWEE
-----------------------------------    Director
Charles B. McElwee, M.D.                                                   July 15, 1998

/s/ HARRIETT M. OPFELL                 Director                            July 15, 1998
-----------------------------------
Harriett M. Opfell, M.D.

/s/ WILLIAM A. RENERT                  Director                            July 15, 1998
-----------------------------------
William A. Renert, M.D.

/s/ HENRY L. STOUTZ                    Director                            July 15, 1998
-----------------------------------
Henry L. Stoutz, M.D.

/s/ REINHOLD A. ULLRICH                Director                            July 15, 1998
-----------------------------------
Reinhold A. Ullrich, M.D.

/s/ DONALD P. NEWELL                   Director                            July 15, 1998
-----------------------------------
Donald P. Newell

/s/ WILLIS T. KING, JR.                Director                            July 15, 1998
-----------------------------------
Willis T. King, Jr.

                                  EXHIBIT INDEX

EXHIBIT                                                                                 PAGE
-------                                                                                 ----
4.1           The 1997 Equity Participation Plan of SCPIE Holdings Inc. (the             --
              "Plan"). (Incorporated by reference from Exhibit A to the Company's
              Proxy Statement filed with the Commission on March 30, 1998.)

5.1           Opinion of Latham & Watkins.                                               10

23.1          Consent of Ernst & Young LLP.                                              12

23.2          Consent of Latham & Watkins (included in Exhibit 5.1 hereto).              --

24.1          Power of Attorney (included on signature page hereto).                     --